Exhibit 10.1

TELEFLEX
EMPLOYMENT CONTRACT FOR AN INDEFINITE PERIOD

The undersigned:

1. TELEFLEX MEDICAL B.V., having its registered office in Hilversum, represented by Mr. Gerry McCaffrey, hereinafter referred to as: “the Employer”

and

2. Mr. M. Wijker, residing at [ADDRESS OMITTED], hereinafter referred to as: “the Employee”;

parties have entered into the following employment contract:

Article 1
Commencement/Position/End

1.The Employee will enter the Employer's employment on 02/01/2019 in the position of Vice President Global QARA. The employment contract is entered into for an indefinite period of time. The work will ordinarily be performed in Vianen and after a period of 3 years the work location will be in Ireland.

2.The Employee acknowledges that in the performance of his duties he will be required to travel in or outside the Netherlands and Ireland on a regular basis and that his Base Salary as defined in article 2 includes remuneration thereto.

3.The employment contract can be terminated by either party by means of notice of termination, given with due observance of the statutory notice period. Notice of termination will be given with effect from the end of the month.

4.The first 2 months of the employment contract is considered to be a probationary period, during which either party may give notice of termination of the agreement with immediate effect.

5.The employment contract will in any case terminate, without notice of termination or any other action being required, on the first day of the month in which the Employee reaches either the age of 67 or the retirement age applicable at that time.

Article 2
Salary and other emoluments

1.The gross salary will be € 250,000- per year on the basis of a working week of 40 hours ("Base Salary''). The Base Salary will be paid monthly in 12 equal instalments.

2.The Employee is entitled to a holiday allowance of 8% of the salary payable by the Employer, to be paid out each year in the month of May. If the employment contract commences or comes to an end during the course of a calendar year, the holiday allowance will be calculated on a pro rata basis. The Employee will also receive a 'thirteenth month' bonus, to be paid out in the month of December.

3.The Employee will receive an annual car allowance for the use of his own car for company purposes of €15,000 to be paid monthly in 12 equal instalments.

Article 3
Expenses

1.The Employer shall reimburse the Employee for all costs incurred by the Employee which have been approved in advance by the Employer and which are directly related to the performance of the Employee's job, on submission of the necessary documents and subject to the Teleflex Travel and Business Global Expense Reimbursement Policy.

Article 4
AIP Bonus Scheme of 40%

1.In addition to the Base Salary, the Employee will be eligible to participate in the Teleflex annual incentive program (“AIP”) with a target award opportunity equal to 40% of the Base Salary.

2.The actual amount of any potential AIP award would be determined based on the Employee's performance and the financial performance of the Global Teleflex according to the Teleflex Incorporated Management Incentive Plan dated January 1, 2007 (“Plan”). Teleflex reserves the right to change, add to, or modify this Plan in whole or in part, for any reason with advance notice, during the plan year from year to year.

3.The effective date of the Employee's participation in the AIP is the Employee's date of hire 02/ 01/ 2019.

Article 5
Annual Long-Term Incentive Award, equity sign on grant

1.The Employee will be eligible to be considered for a long-term equity incentive award with an annual target of $150,000 subject to the Teleflex Incorporated Stock Plan (“Stock Plan”).

Equity incentive award values are based on the Teleflex Corporaten performance, the Employee's role in the organization and the Employee' s individual performance. The form of equity incentive award is decided by Teleflex Corporate and may include restricted share units, stock options or a combination of each. Equity incentive awards are subject to approval by the Compensation Committee of the

Board of Directors and the Teleflex Corporate Global may change the form of equity and vesting schedules at any time.

2.Payments or awards (if any) under the Stock Plan shall not form part of the employment conditions of the Employee, nor shall they be treated (neither at the time when it might apply nor in any period prior thereto nor any period thereafter) as remuneration for the purpose of pension arrangements nor shall they form any other employment-related entitlement, such payments or awards shall not be included in the calculation of a possible severance payment and the Employee waives all rights (if any) that he may have in this regard. Participation to the Stock Plan and/or payment of a therewith will not give any rights to participation and/or entitlement to such payments in (a) future financial year(s).

3.The Employee will receive a once off sign on equity grant of $90,000 upon commencement of Employment. This is a one time grant and the Employee cannot claim a once off sign on equity grant for any future years or any other future equity grants.

Article 6
Working times, working hours and overtime

1.The Employee will work from 8.30 a.m. until 5.00 p.m. on Mondays to Fridays with a break of 30 minutes per day for a lunch break. The average number of working hours per week is 40.

2.The Employee is entitled to 27 days' paid holiday, to be taken in consultation with the Employer.

3.The Employee commits himself to work overtime at the Employer's request if the Employer considers, at its own discretion, that there is cause to do so in the given circumstances.

Article 7
Illness

1.In the event of illness/incapacity for work within the meaning of Section 7:629 of the Dutch Civil Code (“Illness”), the Employee shall be entitled during the first year of illness to 100% of his/her Base Salary excluding other emoluments such as bonuses/awards increased by holiday allowance, during a maximum period of 52 weeks, but not later than until the end of the employment, after deduction of any benefits to which he/she is entitled owing to his/her incapacity for work.

2.In the event of Illness during the second year, but not later than until the end of the employment, the Employee shall be entitled to 70% of his last-earned gross salary increased by holiday allowance.

3.For the purposes of this Article, any consecutive periods of incapacity for work with intervals of less than four weeks shall be considered as one single period of incapacity for work.

4.The Employee undertakes to comply with the regulations for checks in the case of illness as laid down in the Employee Guide of Teleflex B.V.

Article 8
Extracurricular Activities and Gifts

1.The Employee shall refrain from performing any tasks - paid or unpaid - other than his/her tasks in the scope of this Employment Agreement, except with the prior written approval of the Employer.

Article 9
Confidentiality

1.The Employee acknowledges that she has been placed under a duty of confidentiality by the Employer in relation to all details regarding the business of the Employer or of any companies affiliated with the Employer, as regards clients or associates of the Employer or any related manner. The Employee is therefore prohibited, both during the employment contract and any time thereafter, from communicating in any way to any third party, directly or indirectly, any details regarding the business of the Employer or of companies associated with the Employer, as regards the clients or associates of the Employer or any related matter.

2.Notwithstanding the above, the Employee is not permitted to pass on information or information carriers related to the Employer or any companies affiliated with the Employer, to any third party, or to reveal such information (or cause such information to be revealed) outside the business of the Employer without the prior consent of the Employer.

3.The term “affiliated companies” as used in paragraphs 1 and 2 of this article is understood to include companies that belong to the same group as the Employer as well as companies in which the Employer participates in any way.

Article 10
Infringements

1.In the event of infringement of the provisions of the articles 5 and 6, the Employee will forfeit to the Employer, in deviation from Article 7:650 paragraphs 3, 4 and 5 of the Dutch Civil Code, without any prior notification or notice of default being required, an immediately payable penalty of €2,500 per infringement and a penalty of €500 for each day that the infringement continues.

2.Notwithstanding the Employer’s entitlement to the aforementioned penalty, the Employee may, in deviation from the provisions of Article 6:92 paragraphs 1, 2 and

3 of the Dutch Civil Code, be obliged to comply with paragraphs 1 and 2 of the present Article and/or to provide full compensation for any infringement.

Article 11
Applicable Employee Guide

1. The Employee Guide applied by the Employer forms an integral part of this employment contract. By signing this employment contract the Employee declares that she has received a copy of the Employee Guide, that she has familiarised herself with its content and that she agrees to its content.

Article 12
Unilateral Amendments

The Employer reserves the right to cancel or unilaterally amend the conditions of employment incorporated in this employment contract or the Employee Guide referred to in Article 5 if the circumstances give the Employer cause to do so.

Article 13
Pensions

1.The Employee will become a member of the Employer’s pension scheme. The Employee’s contribution to the pension scheme will be 25% of the applicable pensionable earnings.

2.By signing this employment contract the Employee declares that she has received a copy of the Employer's pension regulations and agrees to the content thereof. The parties declare to each other that they will comply with the obligations arising from those pension regulations.

Article 14
Return of Property

1.Upon termination of the Employment Agreement - irrespective of the way in which and reasons for which the Employment Agreement was terminated -, as well as in the event of a suspension, the Employee shall be obliged to provide the Employer of his/her own accord with all goods in his/her possession which belong to the Employer and/or its affiliated companies, the employees working there, the clients and other relations (including, for example, the iPhone, (portable) computer, iPad, documents or other data carriers, as well as all copies of such documents), all in the broadest possible sense.

Article 15
Legal jurisdiction / choice of court

1. This employment contract is governed by Dutch law.

2. The Dutch courts have exclusive jurisdiction to hear any dispute resulting directly or indirectly from this employment contract.

Article 16
Final

1.This employment contract replaces all employment contracts between the parties of this employment contract and/or between the Employee and any of the Employer's affiliated companies of an earlier date, including the employment contract referred to under recital (A) and (B) of this employment contract and is deemed to constitute the entire employment contract between the parties.

2.This employment contract is drafted in both English and Dutch. In case of any discrepancy between the provisions in the English version and the Dutch version thereof, the provisions in the Dutch version prevail.

Drawn up and signed in duplicate by both parties in Vianen,
Date: October 16, 2019

/s/ Gerry McCaffrey
Gerry McCaffrey
The Employer

/s/ Mario Wijker
The Employee